Filed pursuant to Rule 433
Registration Nos. 333-167081, 333-167081-01

February 16, 2012

TECK RESOURCES LIMITED
Final Term Sheet

3.000% Notes Due 2019
Issuer:	Teck Resources Limited
Guarantor:	Teck Metals Ltd.
Size:	$500,000,000
Format:	SEC-Registered
Maturity:	March 1, 2019
Coupon (Interest Rate):	3.000%
Yield to Maturity:	3.047%
Spread to Benchmark Treasury:	+165 bps
Benchmark Treasury:	UST 1.250% due 1/31/19
Benchmark Treasury Price and Yield:	99-01 / 1.397%
Interest Payment Dates:	March 1 and September 1
First Interest Payment Date:	September 1, 2012
Optional Redemption:	Make-whole call at T+25 bps at any time
Change of Control:	101% of principal plus accrued interest
Price to Public:	99.705% plus accrued interest from February 28, 2012
Settlement Date:	February 28, 2012 (T+7)
CUSIP/ISIN:	878744 AA9 / US878744AA99
Underwriting Fee:	0.625%
Ratings:	See “Ratings of the Notes” below.
Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC
Co-Managers:
CIBC World Markets Corp.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.

5.200% Notes Due 2042

Issuer:	Teck Resources Limited
Guarantor:	Teck Metals Ltd.
Size:	$500,000,000
Format:	SEC-Registered
Maturity:	March 1, 2042
Coupon (Interest Rate):	5.200%
Yield to Maturity:	5.231%
Spread to Benchmark Treasury:	+210 bps
Benchmark Treasury:	UST 3.125% due 11/15/41
Benchmark Treasury Price and Yield:	99-28 / 3.131%
Interest Payment Dates:	March 1 and September 1
First Interest Payment Date:	September 1, 2012
Optional Redemption:	Make-whole call at T+35 bps at any time before September 1, 2041.
Callable at 100% at any time on or after September 1, 2041.
Change of Control:	101% of principal plus accrued interest
Price to Public:	99.533% plus accrued interest from February 28, 2012
Settlement Date:	February 28, 2012 (T+7)
CUSIP/ISIN:	878744 AB7 / US878744AB72
Underwriting Fee:	0.875%
Ratings:	See “Ratings of the Notes” below.
Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC
Co-Managers:
CIBC World Markets Corp.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.

RATING OF THE NOTES

The following table discloses the expected credit ratings assigned to, and the outlook for, the notes by the following rating agencies:

Rating Agency	Ratings for the Notes	Outlook for the Notes
Moody’s	Baa2	Stable
S&P	BBB	Stable

Credit ratings are intended to provide investors with an independent measure of credit quality of any issue of securities. The credit ratings expected to be accorded to the notes by the rating agencies are not recommendations to purchase, hold or sell the notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will be granted or if granted remain in effect for any given period of time or that any such rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant, and if any such rating is so revised or withdrawn, we are under no obligation to update this prospectus supplement.

Moody’s Investors Services, Inc.’s (“Moody’s”) credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. According to the Moody’s rating system, debt securities rated Baa are subject to moderate risk. They are considered as medium-grade obligations and, as such, may possess certain speculative characteristics. Moody’s applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa in its corporate bond rating system. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) credit  ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. According to the S&P rating system, debt securities rated BBB exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments on the securities. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (–) sign to show relative standing within the major rating categories.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect), Citigroup Global Markets Inc. at (877) 858-5407 (toll-free), Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll-free), Goldman, Sachs & Co. at (866) 471-2526 (toll-free) or Morgan Stanley & Co. LLC at (866) 718-1649 (toll-free).